Exhibit 21

                           Subsidiaries of the Company

Name                                                Jurisdiction of Organization
----                                                ----------------------------

Cunningham Graphics, Inc.                                 New Jersey
Cunningham Graphics International, S.A.                   British Virgin Islands
Cunningham Graphics Realty, L.L.C.                        New Jersey
Roda Limited                                              England
Roda Print Concepts Limited                               England
Workable Company Limited                                  Hong Kong
Plainduty Limited                                         Hong Kong
Workable Printing (Singapore) Plc Limited                 Singapore
Boston Towne Press, Inc.                                  New Jersey